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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                          HUMAN GENOME SCIENCES, INC.



     Pursuant to Section 242 of the General Corporation Law, Human Genome Sciences, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY THAT:

          1.   The name of the corporation is Human Genome Sciences, Inc.

          2. The Certificate of Incorporation of the Corporation, as amended, is hereby amended by adding the following as the second and third paragraphs of
Article V:

               "Terms of Directors. The number of Directors of the Corporation shall be fixed by resolution duly adopted from time to time by the Board of Directors. The Directors, shall be classified, with respect to the term for which they hold office, into three classes, as nearly equal in number as possible. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2000, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1999, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 1998. At each annual meeting of stockholders, the successor or successors of the


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               class of Directors whose term expires at that meeting shall be elected by a plurality of the votes cast at such meeting and shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. The Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

               "Vacancies. Any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors. Any Director appointed in accordance with the preceding sentence shall hold office until the annual meeting of stockholders at which the class of Directors for which he or she has been chosen is elected and until such Director's successor shall have been duly elected and qualified or until his or her earlier resignation or removal. When the number of Directors is increased or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned so as to maintain each class as nearly equal in number


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               as possible; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director.

          3. At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth the foregoing amendment to the Certificate of Incorporation, declaring said amendment to be advisable and seeking the written consent of stockholders of the Corporation to such amendment.

          4. Upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, a meeting of the stockholders was held.

          5. Said amendment was duly adopted by the stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

               IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by Melvin D. Booth, its authorized officer.

Dated: May 23, 1997



                                   HUMAN GENOME SCIENCES, INC.



                                   By:   /s/ MELVIN D. BOOTH
                                      ----------------------------------
                                       Melvin D. Booth, President



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